Exhibit 99.1

Media Inquiries: William J. Rudolph Jr. +1 610-208-3892 wrudolph@cartech.com			Investor Inquiries: Michael A. Hajost +1 610-208-3476 mhajost@cartech.com

CARPENTER TECHNOLOGY REPORTS FOURTH QUARTER AND FULL YEAR RESULTS

•                 Fourth quarter:

o               Net income of $38.1 million or $0.71 per share

o               Net sales of $604.6 million

o               Cash flow from operations of $95.5 million, free cash flow of $34.9 million

•                 Full year:

o               Net income of $132.8 million or $2.47 per share

o               Net sales down 4 percent on 6 percent higher volume

o               Adjusted EBITDA of $381.8 million

WYOMISSING, Pa. – July 29, 2014 – Carpenter Technology Corporation (NYSE: CRS) today announced financial results for the quarter ended June 30, 2014. Carpenter reported net income of $38.1 million or $0.71 per diluted share, compared to $40.9 million or $0.77 per diluted share in the same quarter last year.

Financial Highlights
($ in millions)	Q4	Q4	Q3	YTD	YTD
	FY2014	FY2013	FY2014	FY2014	FY2013
Net Sales	$604.6	$611.8	$566.3	$2,173.0	$2,271.7
Net Sales Excluding Surcharge (a)	$488.9	$496.6	$467.2	$1,782.8	$1,839.3
Operating Income	$59.2	$65.4	$49.5	$212.0	$232.7
Net Income	$38.1	$40.9	$30.6	$132.8	$146.1
Free Cash Flow (a)	$34.9	$61.3	$(22.2)	$(147.8)	$(159.3)
Adjusted EBITDA (a)	$105.2	$109.5	$92.0	$381.8	$405.6

(a) non-GAAP financial measure explained in the attached tables

“The Carpenter team drove significant strategic and financial gains in the quarter,” said William A. Wulfsohn, President and Chief Executive Officer. “Our Specialty Alloys Operations (SAO) segment grew revenues, excluding surcharge, by 5 percent on 4 percent higher volume versus the third quarter, reflecting an improving mix. SAO also continued to reduce its manufacturing cost per ton. Our Performance Engineered Products (PEP) segment grew revenues, excluding surcharge, by 5 percent sequentially, while continuing to drive a richer product mix and improve its manufacturing processes. Overall Company earnings and margins improved sequentially from the third quarter and we moved to positive free cash flow as capital spending on our Athens facility ramps down.

“Looking forward, our visibility has improved as our SAO sales backlog is up 32 percent versus the prior year. Our first quarter of fiscal year 2015 will be challenging as we expect normal seasonality combined with a mix similar to our fourth quarter of fiscal year 2014. We expect to see the impact of our price increases and mix improvement actions beginning in the second quarter of the fiscal year.

“Our new Athens facility remains critical to supporting our targeted earnings growth during the remainder of fiscal year 2015 and beyond. We produced 1,000 tons of saleable product in the fourth quarter and are making significant progress obtaining internal and customer qualifications.  These qualifications are critical to enable us to support our growing demand with Athens’ capacity.  As we progress through the year, we expect the Athens facility to enable us to ship higher volumes, with a richer mix, at a lower cost per ton. The timing of the facility start-up appears good as we are seeing demand for our premium and ultra-premium products growing. The potential of Athens, combined with our strong market positions, solid balance sheet and growing backlog, points to a bright future for Carpenter.”

Net Sales and Operating Income

Net sales for the fourth quarter of fiscal year 2014 were $604.6 million, and net sales excluding surcharge were $488.9 million, a decrease of $7.7 million (or 2 percent) from the same quarter last year, on 7 percent higher shipments.

Operating income was $59.2 million, a decrease of $6.2 million from the fourth quarter of the prior year. Operating income—excluding pension earnings, interest and deferrals (EID)—was $65.2 million, a decrease of $8.1 million (or 11 percent) from the fourth quarter of the prior year. The lower operating income largely reflects a weaker product mix and higher Athens depreciation versus the prior year fourth quarter.

Cash Flow

Cash flow from operations in the fourth quarter of fiscal year 2014 was $95.5 million, which included a $23.8 million decrease in working capital and $1.7 million of pension contributions. This compares to a cash flow from operations of $179.2 million in the prior year’s fourth quarter, which included a $122.5 million decrease in working capital and $1.6 million of pension contributions. Free cash flow in the fourth quarter was $34.9 million, compared to $61.3 million in the same quarter last year. Capital spending in the fourth quarter, largely related to the construction of the Athens facility, was $51.0 million, compared to $109.1 million in the prior year’s fourth quarter.

Total liquidity, including cash and available revolver balance, was $612 million at the end of the fourth quarter. This consisted of $120 million of cash and $492 million of available revolver.

End Markets

	Q4 FY14 Sales* Ex. Surcharge (in Millions)	Q4 FY14 vs. Q4 FY13	Q4 FY14 vs. Q3 FY14
Aerospace and Defense	$212.2	-7%	+5%
Energy	$73.4	-10%	+1%
Medical	$28.0	+6%	-1%
Transportation	$33.5	+20%	+10%
Industrial and Consumer	$107.1	+10%	+9%

* Excludes sales through Carpenter’s distribution businesses

Aerospace and Defense

•             Overall revenue declined year-over-year due to continued demand weakness for engine and defense materials.

•             Titanium fastener revenue was up 6 percent year-over-year as demand continued to grow.

•             Demand was stable for nickel fasteners and structural components.

Energy

•             Carpenter continued to see weak demand in the power generation segment.

•             While Amega West posted solid revenue growth in manufacturing and rentals versus the prior year and the directional rig count grew 9 percent versus the same quarter last year, Carpenter continued to see soft demand for materials used in oil well completions.

Medical

Year-over-year volume and revenue growth was driven by:

•               Improving demand for orthopedic and surgical devices.

•               A resumption of more normalized buying patterns by OEMs as inventories have stabilized.

•               Increased distributor demand for titanium products.

Transportation

•             North American light vehicle sales are expected to remain at high levels.

•             The richer mix is due to improved positioning in higher value internal engine components.

•             Carpenter results continue to benefit from a strong demand for materials used in the next generation of fuel delivery systems.

Industrial and Consumer

Demand for Carpenter materials continues to be strong in:

•             Plant and equipment applications

•             Bridge infrastructure projects

•             Semiconductor applications

Non-GAAP Financial Measures

This press release includes discussions of financial measures that have not been determined in accordance with U.S. Generally Accepted Accounting Principles (GAAP). A reconciliation of the non-GAAP financial measures to their most directly comparable financial measures prepared in accordance with GAAP, accompanied by reasons why the Company believes the non-GAAP measures are important, are included in the attached schedules.

Conference Call and Webcast Presentation

Carpenter will host a conference call and webcast presentation today, July 29, at 10 a.m. ET, to discuss the financial results and operations for the fiscal fourth quarter of 2014. Please call 610-208-2097 for details. Access to both the call and webcast presentation will also be available at Carpenter’s website (http://www.cartech.com) and through CCBN (http://www.ccbn.com), and a replay of the call will soon be made available at http://www.cartech.com and at http://www.ccbn.com. Presentation materials used during this conference call will be available for viewing and download at 7:00 a.m. ET today, at http://www.cartech.com.

About Carpenter Technology

Carpenter produces and distributes premium alloys, including special alloys, titanium alloys and powder metals, as well as stainless steels, alloy steels and tool steels. Information about Carpenter can be found at http://www.cartech.com.

Forward-Looking Statements

This press release contains forward-looking statements within the meaning of the Private Securities Litigation Act of 1995. These forward-looking statements are subject to risks and uncertainties that could cause actual results to differ from those projected, anticipated or implied. The most significant of these uncertainties are described in Carpenter’s filings with the Securities and Exchange Commission, including its annual report on Form 10-K for the year ended June 30, 2013, 10-Qs for the quarters ended September 30, 2013, December 31, 2013 and March 31, 2014, and the exhibits attached to those filings. They include but are not limited to: (1) the cyclical nature of the specialty materials business and certain end-use markets, including aerospace, defense, industrial, transportation, consumer, medical and energy, or other influences on Carpenter’s business, such as new competitors, the consolidation of competitors, customers and suppliers, or the transfer of manufacturing capacity from the United States to foreign countries; (2) the ability of Carpenter to achieve cash generation, growth, profitability, cost savings, productivity improvements or process changes; (3) the ability to recoup increases in the cost of energy, raw materials, freight or other factors; (4) domestic and foreign excess manufacturing capacity for certain metals; (5) fluctuations in currency exchange rates; (6) the degree of success of government trade actions; (7) the valuation of the assets and liabilities in Carpenter’s pension trusts and the accounting for pension plans; (8) possible labor disputes or work stoppages; (9) the potential that our customers may substitute alternate materials or adopt different manufacturing practices that replace or limit the suitability of our products; (10) the ability to successfully acquire and integrate acquisitions; (11) the availability of credit facilities to Carpenter, its customers or other members of the supply chain; (12) the ability to obtain energy or raw materials, especially from suppliers located in countries that may be subject to unstable political or economic conditions; (13) Carpenter’s manufacturing processes are dependent upon highly specialized equipment located primarily in facilities in Reading, Latrobe and Athens, for which there may be limited alternatives if there are significant equipment failures or catastrophic events; and (14) Carpenter’s future success depends on the continued service and availability of key personnel, including members of the executive management team, management, metallurgists and other skilled personnel, and the loss of these key personnel could affect Carpenter’s ability to perform until suitable replacements are found. Any of these factors could have an adverse and/or fluctuating effect on Carpenter’s results of operations. The forward-looking statements in this document are intended to be subject to the safe harbor protection provided by Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. Carpenter undertakes no obligation to update or revise any forward-looking statements.

PRELIMINARY

CONSOLIDATED STATEMENTS OF INCOME

(in millions, except per share data)

(Unaudited)

	Three Months Ended		Year Ended
	June 30,		June 30,

	2014	2013	2014	2013

NET SALES	$604.6	$611.8	$2,173.0	$2,271.7
Cost of sales	499.0	491.3	1,774.1	1,838.2
Gross profit	105.6	120.5	398.9	433.5

Selling, general and administrative expenses	46.4	55.1	186.9	200.8
Operating income	59.2	65.4	212.0	232.7

Interest expense	(6.2)	(6.3)	(17.0)	(21.0)
Other income (expense), net	1.2	(0.1)	1.4	5.1

Income before income taxes	54.2	59.0	196.4	216.8
Income tax expense	16.1	18.1	63.6	70.3

Net income	38.1	40.9	132.8	146.5

Less: Net income attributable to noncontrolling interest	-	-	-	0.4

NET INCOME ATTRIBUTABLE TO CARPENTER	$38.1	$40.9	$132.8	$146.1

EARNINGS PER SHARE:
Basic	$0.71	$0.77	$2.48	$2.75
Diluted	$0.71	$0.77	$2.47	$2.73

WEIGHTED AVERAGE SHARES OUTSTANDING:
Basic	53.4	52.9	53.3	52.9
Diluted	53.8	53.3	53.6	53.2

Cash dividends per common share	$0.18	$0.18	$0.72	$0.72

PRELIMINARY

CONSOLIDATED STATEMENTS OF CASH FLOWS

(in millions)

(Unaudited)

	Year Ended
	June 30,

	2014	2013

OPERATING ACTIVITIES:
Net income	$132.8	$146.5
Adjustments to reconcile net income to net cash provided from operating activities:
Depreciation and amortization	111.9	104.1
Deferred income taxes	(9.7)	9.4
Net pension expense	57.9	68.8
Net loss on disposal of property and equipment	1.5	2.2
Changes in working capital and other:
Accounts receivable	5.6	12.6
Inventories	(37.0)	(14.9)
Other current assets	(4.0)	11.5
Accounts payable	16.8	(10.3)
Accrued liabilities	(21.1)	9.9
Pension plan contributions	(6.3)	(144.9)
Other, net	(8.8)	(6.4)
Net cash provided from operating activities	239.6	188.5

INVESTING ACTIVITIES:
Purchases of property, equipment and software	(349.2)	(310.2)
Proceeds from disposals of property and equipment	0.3	1.2
Proceeds from sale of equity method investment	-	7.9
Proceeds from sales and maturities of marketable securities	0.3	0.1
Net cash used for investing activities	(348.6)	(301.0)

FINANCING ACTIVITIES:
Proceeds from issuance of long-term debt, net of discount and offering costs	-	297.0
Payments on long-term debt	-	(101.0)
Dividends paid	(38.5)	(38.3)
Purchase of subsidiary shares from noncontrolling interest	-	(8.4)
Tax benefits on share-based compensation	2.3	3.9
Proceeds from stock options exercised	7.1	2.3
Net cash (used for) provided from financing activities	(29.1)	155.5

Effect of exchange rate changes on cash and cash equivalents	0.6	3.5

(DECREASE) INCREASE IN CASH AND CASH EQUIVALENTS	(137.5)	46.5
Cash and cash equivalents at beginning of period	257.5	211.0

Cash and cash equivalents at end of period	$120.0	$257.5

PRELIMINARY

CONSOLIDATED BALANCE SHEETS

(in millions)

(Unaudited)

	June 30,	June 30,
	2014	2013

ASSETS
Current assets:
Cash and cash equivalents	$120.0	$257.5
Accounts receivable, net	339.6	342.0
Inventories	699.2	659.2
Deferred income taxes	-	2.7
Other current assets	34.7	20.1
Total current assets	1,193.5	1,281.5

Property, plant and equipment, net	1,407.0	1,168.4
Goodwill	257.7	257.7
Other intangibles, net	80.6	95.0
Other assets	117.7	80.3
Total assets	$3,056.5	$2,882.9

LIABILITIES
Current liabilities:
Accounts payable	$278.1	$252.7
Accrued liabilities	148.0	168.5
Deferred income taxes	3.5	-
Total current liabilities	429.6	421.2

Long-term debt, net of current portion	604.3	604.2
Accrued pension liabilities	203.4	246.9
Accrued postretirement benefits	163.2	151.2
Deferred income taxes	110.7	73.3
Other liabilities	41.0	83.0
Total liabilities	1,552.2	1,579.8

STOCKHOLDERS’ EQUITY
Common stock	275.8	274.6
Capital in excess of par value	263.5	254.4
Reinvested earnings	1,311.6	1,217.3
Common stock in treasury, at cost	(101.4)	(107.5)
Accumulated other comprehensive loss	(245.2)	(335.7)
Total stockholders’ equity	1,504.3	1,303.1
Total liabilities and stockholders’ equity	$3,056.5	$2,882.9

PRELIMINARY

SEGMENT FINANCIAL DATA

(in millions, except pounds sold)

(Unaudited)

	Three Months Ended		Year Ended
	June 30,		June 30,
	2014	2013	2014	2013
Pounds sold* (000):
Specialty Alloys Operations	77,932	72,191	282,914	264,606
Performance Engineered Products	3,790	3,502	12,248	13,451
Intersegment	(1,184)	(333)	(4,774)	(4,333)

Consolidated pounds sold	80,538	75,360	290,388	273,724

Net sales:
Specialty Alloys Operations
Net sales excluding surcharge	$369.1	$377.8	$1,344.6	$1,388.5
Surcharge	118.0	115.3	397.0	435.0

Specialty Alloys Operations net sales	487.1	493.1	1,741.6	1,823.5

Performance Engineered Products
Net sales excluding surcharge	136.0	131.4	496.6	513.7
Surcharge	0.3	1.5	2.0	6.4

Performance Engineered Products net sales	136.3	132.9	498.6	520.1

Intersegment
Net sales excluding surcharge	(16.2)	(12.6)	(58.4)	(62.9)
Surcharge	(2.6)	(1.6)	(8.8)	(9.0)
Intersegment net sales	(18.8)	(14.2)	(67.2)	(71.9)

Consolidated net sales	$604.6	$611.8	$2,173.0	$2,271.7

Operating income:
Specialty Alloys Operations	$63.0	$80.4	$232.7	$268.5
Performance Engineered Products	12.2	8.9	45.5	45.2
Corporate costs	(10.1)	(16.4)	(43.8)	(47.7)
Pension earnings, interest & deferrals	(6.0)	(7.9)	(21.8)	(31.9)
Intersegment	0.1	0.4	(0.6)	(1.4)

Consolidated operating income	$59.2	$65.4	$212.0	$232.7

Beginning with the fiscal year 2014 first quarter results, the Company changed its reportable segments. The Company has two reportable segments, Specialty Alloys Operations (“SAO”) and Performance Engineered Products (“PEP”).  The change reflects the completion of the integration of the businesses acquired by the Company in the acquisition of Latrobe Specialty Metals, Inc. (“Latrobe”) in February 2012.  Prior to this change, the Latrobe businesses were reported as a separate segment to provide management with the focus and visibility into the business of the acquired operations. The previously reported Latrobe segment also included the results of the Company’s distribution business in Mexico.  Since the Latrobe businesses are now fully integrated, the previously reported Latrobe segment has been merged into the Company’s operating model, in which the Company’s integrated steel mill operations are managed distinctly from the collection of other differentiated operations.

The SAO segment is comprised of Carpenter’s major premium alloy and stainless steel manufacturing operations.  This includes operations performed at mills primarily in Reading and Latrobe and surrounding areas in Pennsylvania, South Carolina, and the new premium products manufacturing facility in Limestone County, Alabama.

The PEP segment is comprised of the Company’s differentiated operations. This segment includes the Dynamet titanium business, the Carpenter Powder Products (“CPP”) business, the Amega West business, the Specialty Steel Supply business and the Latrobe and Mexico distribution businesses. The businesses in the PEP segment are managed with an entrepreneurial structure to promote speed and flexibility, and drive overall revenue and profit growth. The pounds sold data above for the PEP segment includes only the Dynamet and CPP businesses.

The service cost component of net pension expense, which represents the estimated cost of future pension liabilities earned associated with active employees, is included in the operating results of the business segments.  The residual net pension expense, or pension earnings, interest and deferrals (pension EID), is comprised of the expected return on plan assets, interest costs on the projected benefit obligations of the plans, and amortization of actuarial gains and losses and prior service costs, is included under the heading “Pension earnings, interest & deferrals.”

* Pounds sold excludes sales associated with the distribution businesses.

PRELIMINARY

NON-GAAP FINANCIAL MEASURES

(in millions)

(Unaudited)

OPERATING MARGIN EXCLUDING SURCHARGE AND	Three Months Ended		Year Ended
PENSION EARNINGS, INTEREST AND DEFERRALS	June 30,		June 30,
	2014	2013	2014	2013

Net sales	$604.6	$611.8	$2,173.0	$2,271.7
Less: surcharge revenue	115.7	115.2	390.2	432.4
Consolidated net sales excluding surcharge	$488.9	$496.6	$1,782.8	$1,839.3

Operating income	$59.2	$65.4	$212.0	$232.7
Pension earnings, interest & deferrals	6.0	7.9	21.8	31.9
Operating income excluding pension earnings, interest and deferrals	$65.2	$73.3	$233.8	$264.6

Operating margin excluding surcharge and pension earnings, interest and deferrals	13.3%	14.8%	13.1%	14.4%

Management believes that removing the impacts of raw material surcharges from operating margin provides a more consistent basis for comparing results of operations from period to period. Management believes that excluding the impact of pension earnings, interest and deferrals, which may be volatile due to changes in the financial markets, is helpful in analyzing the true operating performance of the Company.

	Three Months Ended		Year Ended
	June 30,		June 30,
ADJUSTED EARNINGS BEFORE INTEREST, TAXES,	2014	2013	2014	2013
DEPRECIATION AND AMORTIZATION (EBITDA)

Net income	$38.1	$40.9	$132.8	$146.5

Interest expense	6.2	6.3	17.0	21.0
Income tax expense	16.1	18.1	63.6	70.3
Depreciation and amortization	31.0	27.0	111.9	104.1
Other (income) expense, net	(1.2)	0.1	(1.4)	(5.1)
EBITDA	$90.2	$92.4	$323.9	$336.8
Net pension expense	15.0	17.1	57.9	68.8

Adjusted EBITDA	$105.2	$109.5	$381.8	$405.6

Management believes that earnings before interest, taxes, depreciation and amortization adjusted to exclude net pension expense is helpful in analyzing the operating performance of the Company.

	Three Months Ended		Year Ended
	June 30,		June 30,
FREE CASH FLOW	2014	2013	2014	2013
Net cash provided from operating activities	$95.5	$179.2	$239.6	$188.5
Purchases of property, equipment and software	(51.0)	(109.1)	(349.2)	(310.2)
Proceeds from disposals of property and equipment	-	0.8	0.3	1.2
Purchase of subsidiary shares from noncontrolling interest	-	-	-	(8.4)
Proceeds from sale of equity method investment	-	-	-	7.9
Dividends paid	(9.6)	(9.6)	(38.5)	(38.3)

Free cash flow	$34.9	$61.3	$(147.8)	$(159.3)

Management believes that the free cash flow measure provides useful information to investors regarding our financial condition because it is a measure of cash generated which management evaluates for alternative uses.

PRELIMINARY

SUPPLEMENTAL SCHEDULES

(in millions)

(Unaudited)

	Three Months Ended		Year Ended
	June 30,		June 30,
NET SALES BY END USE MARKET	2014	2013	2014	2013

End Use Market Excluding Surcharge:
Aerospace and defense	$212.2	$227.9	$775.3	$832.5
Industrial and consumer	107.1	97.3	379.8	366.4
Energy	73.4	81.5	269.9	290.9
Transportation	33.5	27.9	118.0	106.6
Medical	28.0	26.4	103.5	103.7
Distribution	34.7	35.6	136.3	139.2

Consolidated net sales excluding surcharge	488.9	496.6	1,782.8	$1,839.3

Surcharge revenue	115.7	115.2	390.2	432.4

Consolidated net sales	$604.6	$611.8	$2,173.0	$2,271.7

	Three Months Ended		Year Ended
	June 30,		June 30,
NET SALES BY MAJOR PRODUCT CLASS	2014	2013	2014	2013

Net Sales by Product Class Excluding Surcharge:
Special alloys	$182.6	$197.0	$666.3	$706.0
Stainless steel	153.1	143.2	548.7	543.1
Alloy and tool steel	52.6	55.2	198.4	210.9
Titanium products	44.1	42.4	157.7	155.0
Powder metals	15.0	14.5	48.6	55.9
Distribution and other	41.5	44.3	163.1	168.4

Consolidated net sales excluding surcharge	488.9	496.6	1,782.8	$1,839.3

Surcharge revenue	115.7	115.2	390.2	432.4

Consolidated net sales	$604.6	$611.8	$2,173.0	$2,271.7